Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
August 2, 2006	(858) 503-3233

MAXWELL TECHNOLOGIES REPORTS 2nd QUARTER FINANCIAL RESULTS

Ultracapacitor Sales Up 50% from Q1; Big Telecom Win Driving Additional Growth in Q3

CONFERENCE CALL & WEBCAST AT 5 P.M. (EDT) TODAY, AUGUST 2, 2006 – DETAILS BELOW

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) today reported a net loss of $4.3 million, or $0.25 per share, on revenue of $12.8 million for its second quarter ended June 30, 2006, compared with a net loss of $1.7 million or $0.11 per share, on revenue of $11.0 million for the same period in 2005. The Q2 06 loss includes approximately $1.5 million, or $0.09 per share, related to ramping BOOSTCAP® ultracapacitor production to meet rapidly growing demand, and non-cash provisions totaling $693,000, or $0.04 per share, of compensation expense for stock options and restricted stock grants.

Dr. Richard Balanson, Maxwell’s president and chief executive officer, attributed the ultracapacitor production impacts to Maxwell’s ongoing transition from research and development to manufacturing scale-up. He noted that ultracapacitor revenue increased by 50 percent, quarter-to-quarter, from $2.8 million in Q1 to a highest-ever $4.2 million in Q2.

Previously announced transportation and industrial applications generated increasing ultracapacitor sales in the second quarter, and high-volume deliveries for a new telecommunications power quality application should enable us to grow ultracapacitor revenue by at least another 30 percent in Q3,” Balanson said. “This ultracapacitor ramp, along with continuing solid sales for our High Voltage and Microelectronics products, are combining to produce additional top line growth in Q3, despite the three-week summer shutdown of our Swiss operations.”

Additional significant second quarter developments included:

•	Supply agreements with seven new ultracapacitor distributors, expanding the company’s rapidly growing channel network;

•	Introduction of the compact, lightweight BOOSTCAP C-Cell ultracapacitor for transportation and industrial applications;

•	Introduction of Maxwell’s “Quick-Turn” program, which offers shipment within 14 days from receipt of a customer purchase order for custom-configured multi-cell ultracapacitor modules;

•	Further expansion of internal production capacity for Maxwell’s proprietary ultracapacitor electrode material and BOOSTCAP products, and continuing progress toward moving large cell assembly to China;

•	Yeong Long Technologies’ introduction of several new ultracapacitor products based on Maxwell electrode, and

•	Shanghai Urban Electric’s prototype bus and truck drive train designs incorporating BOOSTCAP products.

“Global demand for ultracapacitor-based energy storage and power delivery solutions is accelerating, and we continue to move aggressively to exploit Maxwell’s technology leadership to play an increasingly prominent role in creating what we believe will be a multi-billion-dollar industry in the coming decade,” Balanson said. “Although commercial launch dates for ultracapacitor-based systems now in development with automakers and Tier 1 automotive suppliers are beyond our control, we expect news on some specific applications in the near future. In the meantime, it is clear that the heavy vehicle, electric rail, wind energy, telecommunications and other applications that are already in production, along with the new opportunities developing in Asia, are generating very significant market growth while we await the commercial roll-out of automotive applications.”

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MAXWELL REPORTS 2nd QUARTER FINANCIAL RESULTS

Ultracapacitor production-related impacts pulled overall second quarter gross margin down to 18 percent, compared with 29 percent in Q1 06. Cash and investments in marketable securities totaled $26.9 million as of June 30, compared with $31.7 million as of March 31, primarily as a result of a $3.5 million quarter-to-quarter increase in inventories, reflecting higher ultracapacitor work in process (WIP) and purchases of microelectronic components for single board computers. The company will file its Quarterly Report on Form 10-Q with the SEC, including complete financial statements, by August 9.

Management will conduct a conference call and simultaneous webcast to discuss first quarter financial results and the outlook for the balance of 2006, and answer analysts’ questions at 5 p.m. (EDT) today. The call may be accessed by dialing toll-free, (800) 540-0559 from the U.S. and Canada, or (785) 832-1523 for international callers. The webcast and subsequent replay may be accessed at the company’s web site via the following link: http://www.maxwell.com/investors/presentations.html.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

Forward Looking Statements - Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	the company’s history of losses and uncertainty about its ability to achieve or maintain profitability;

•	development and acceptance of products based on new technologies;

•	demand for original equipment manufacturers’ products reaching anticipated levels;

•	general economic conditions in the markets served by the company’s products;

•	cost-effective manufacturing and the success of out-sourced manufacturing;

•	the impact of competitive products and pricing;

•	risks and uncertainties involved in foreign operations, including the impact of currency fluctuations;

•	product liability or warranty claims in excess of reserves.

For further information regarding risks and uncertainties associated with Maxwell’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Maxwell’s investor relations department at (858) 503-3434 or at our investor relations website: http://www.maxwell.com/company/investors/sec_filings.html. All information in this release is as of August 2, 2006. The company undertakes no duty to update any forward-looking statement to reflect actual results or changes in the company’s expectations.

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MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Products	$12,148	$11,019	$24,119	$20,804
License fees	615	—	615	—

Total revenues	12,763	11,019	24,734	20,804
Cost of sales	10,402	7,832	18,861	14,828

Gross profit	2,361	3,187	5,873	5,976
Operating expenses (income):
Selling, general and administrative	3,912	3,235	8,175	6,526
Research and development	2,384	1,759	4,590	3,509
Amortization of other intangibles	19	19	38	38
Gain on disposal of property and equipment	—	—	(66)	—

Total operating expenses	6,315	5,013	12,737	10,073

Loss from operations	(3,954)	(1,826)	(6,864)	(4,097)
Interest income (expense), net	(65)	48	(71)	87
Amortization of debt discount and prepaid costs	(904)	—	(1,808)	—
Gain (loss) on embedded derivatives and warrants	400	—	(3,100)	—
Other (expense) income, net	(67)	135	(98)	308

Loss from continuing operations before income taxes	(4,590)	(1,643)	(11,941)	(3,702)
Income tax provision (benefit)	(11)	45	164	189

Loss from continuing operations	(4,579)	(1,688)	(12,105)	(3,891)
Discontinued operations:
Income from discontinued operations, net of tax	258	15	333	52

Net loss	$(4,321)	$(1,673)	$(11,772)	$(3,839)

Net loss per common share - basic and diluted:
Loss from continuing operations	$(0.27)	$(0.11)	$(0.72)	$(0.25)
Income from discontinued operations, net of tax	0.02	—	0.02	—

Net loss per common share	$(0.25)	$(0.11)	$(0.70)	$(0.25)

Shares used in computing net loss per common share - basic and diluted	16,831	15,781	16,741	15,749

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$13,405	$25,760
Investments in marketable securities	5,518	696
Trade and other accounts receivable, net	9,447	6,915
Inventories, net	14,195	9,536
Prepaid expenses and other current assets	1,539	841

Total current assets	44,104	43,748
Property and equipment, net	11,896	10,368
Other intangible assets, net	1,482	1,541
Goodwill	19,420	18,549
Prepaid pension asset	5,326	4,930
Restricted cash	8,000	8,000
Other non-current assets	1,288	1,328

	$91,516	$88,464

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$9,824	$6,870
Accrued warranty	1,166	632
Accrued employee compensation	2,926	2,588
Short-term borrowings and current portion of long-term debt	1,789	1,695
Deferred tax liability - current portion	291	291
Net liabilities of discontinued operations	106	527

Total current liabilities	16,102	12,603
Deferred tax liability, long-term	1,198	1,198
Long-term debt, excluding current portion	25,434	22,212
Stock warrants	3,900	2,600
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value per share, 40,000 shares authorized; 17,191 and 16,600 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	1,719	1,660
Additional paid-in capital	139,374	136,135
Unearned compensation	—	(2,438)
Accumulated deficit	(99,638)	(87,600)
Accumulated other comprehensive income	3,427	2,094

Total stockholders’ equity	44,882	49,851

	$91,516	$88,464